Exhibit 99.1

Hyperscale Data Announces Preliminary $25 Million in Revenue for Q1 2025, Provides Full-Year Guidance of $115–$125 Million

Company Highlights Strategic Transition to Artificial Intelligence Data Centers and Reports Growth in Certain Business Units

LAS VEGAS--(BUSINESS WIRE) – May 5, 2025 – Hyperscale Data, Inc. (NYSE American: GPUS), a diversified holding company (“Hyperscale Data” or the “Company”), today announced preliminary financial results for the first quarter of 2025, which ended March 31, 2025, with revenue surpassing $25 million. The Company also issued guidance for the full fiscal year 2025, projecting revenue between $115 million and $125 million. The Company notes year-over-year growth at its subsidiaries, Ault Global Real Estate Equities, Inc., Circle 8 Crane Services, LLC and TurnOnGreen, Inc.

In the first quarter, Hyperscale Data recognized a significant one-time gain of approximately $9.7 million due to the deconsolidation of Avalanche International, Corp. Additionally, the Company is continuing to transition its Michigan data center into a cutting-edge artificial intelligence (“AI”) data center, positioning itself at the forefront of AI infrastructure and service growth.

“2025 is off to a strong start with growth across several of our core businesses,” said William B. Horne, Chief Executive Officer of Hyperscale Data. “Our transition of the Michigan facility to an AI data center and partial divestment of non-core assets are key milestones as we position Hyperscale Data for long-term success.”

The Company’s strategic transition and focus on high-growth sectors are designed to ensure that Hyperscale Data is prepared to capture emerging opportunities and deliver sustained value to its stockholders. The Company encourages stockholders to read the About Hyperscale Data, Inc. section for information regarding the upcoming divestiture of certain Company assets.

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at hyperscaledata.com or available at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiary Sentinum, Inc., Hyperscale Data owns and operates a data center at which it mines digital assets and offers colocation and hosting services for the emerging AI ecosystems and other industries. Hyperscale Data’s other wholly owned subsidiary, Ault Capital Group, Inc. (“ACG”), is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact.

Hyperscale Data expects to divest itself of ACG on or about December 31, 2025 (the “Divestiture”). Upon the occurrence of the Divestiture, the Company would solely be an owner and operator of data centers to support high-performance computing services, though it may at that time continue to mine Bitcoin. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, social gaming platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Convertible Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be stockholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235